Viatar CTC Solutions Announces the Appointment of Four Directors to the Board of Directors

LOWELL, MA--(May 23, 2016) – Viatar CTC Solutions Inc. (OTCQB: VRTT) a medical technology company focused on the treatment of patients with metastatic cancer, today announced the appointment of four senior business executives to the Company’s Board of Directors. The appointments of David Boral, Thomas Gallo and Dr. David Tierney are effective immediately. Jack Stover will join Viatar’s board on July 1, 2016. All are newly created positions that will join Ilan Reich, Viatar’s founder, Chairman and CEO, on Viatar’s board.

David Boral (33) has over 10 years of capital markets and investment banking experience. He is the Managing Director, Business Development of Aeon Fund, a family of investment vehicles designed and operated to provide access to primary and secondary alternative investment products. He joined the firm in February 2016.  Previously, Mr. Boral served as Vice President of Fantex Holdings, a venture capital backed investment bank and market place from December 2014 to April 2015. From December 2011 to June 2014 he served as the Vice President of Costal Equities/John Carris Investments, a boutique brokerage firm. Mr. Boral holds Series 7, 24, 63, 66 and 79 licenses.

Thomas Gallo (53) is a senior investment banker with extensive experience in securities and finance. He founded Strategic Advisory Group @ Corinthian Partners (“SAG”), a boutique investment bank, and served as SAG’s Senior Managing Director from February 2014 to June 2015. In June 2015, Mr. Gallo shifted SAG to Newbridge Securities (“NBS”), a full service investment bank and broker dealer. Since June 2015 he has served as the Senior Managing Director at SAG at NBS. Prior to his tenure at SAG, Mr. Gallo worked at Garden State Securities as an Investment Advisor to high net worth investors and as Strategic Advisor and Investment Banker to public companies, a position he held from January 2010 to February 2014. In 2003 Mr. Gallo co-founded and was the Managing Director of Moneta Capital Advisors, and from 2001 until 2003 he was President of Kirlin Securities.  From 1991 to 2001 Mr. Gallo was a founding member, President, Chief Executive Officer and Chairman of the board of M.S. Farrell & Co, Inc., an investment banking firm which was acquired by Kirlin Securities. From 1985 to 1991 Mr. Gallo held sales and trading positions at a number of financial institutions including Lehman Brothers and Bear Stearns & Co.

Jack Stover (63) has served as the interim President, Chief Executive Officer and a member of the board of directors of Interpace Diagnostics Group Inc. since December 2015.   Since September 2013, Mr. Stover has also served as the Chief Executive Officer of Zebec Therapeutics LLC. Since May 2016, Mr. Stover has served as a member of the board of directors and chairman of the audit committee of Onconova Therapeutics Inc., and since June 2015 he has served as a member of the board of directors of Cernostics, Inc. From 2005 to 2015 Mr. Stover served as a member of the board of directors and chairman of the audit committee of PDI Inc., and from 2008 to 2015 he was engaged by JEStoverConsulting LLC. From March 2004 to October 2008 Mr. Stover was the Chief Executive Officer and a member of the board of directors of Antares Pharma Inc

David Tierney, MD, (53) is a well-respected leader in the Life Sciences sector. He has served as the Chief Executive Officer of Icon Bioscience, Inc., a privately-held ophthalmic drug delivery company since March 2014. From February 2013 to March 2014 he was a Venture Partner at Signet Healthcare Partners. Dr.

Tierney co-founded Oceana Therapeutics, Inc. (“Oceana”) and from June 2008 to December 2011 he served as the President, Chief Operating Officer and a member of the board of Oceana until the Company was acquired by Salix Pharmaceuticals, Ltd. From August 2000 to April 2007 Dr. Tierney served as the President, Chief Executive Officer and a member of the board of Valera Pharmaceuticals, Inc. (“Valera”) until Valera was acquired by Indevus Pharmaceuticals, Inc., and from January 2000 to August 2000 he served as the President of Biovail Technologies. From March 1997 to January 2000 Dr. Tierney served as the Senior Vice President of Drug Development at Roberts Pharmaceutical Corporation, and from January 1990 to April 1997 he served as the Medical Director of Elan Pharmaceuticals. Dr. Tierney has been serving as a member of the board of KemPharm, Inc. since March 2014 and a member of the board of Catalyst Pharmaceuticals since April 2002. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine.

About Viatar CTC Solutions

Viatar CTC Solutions Inc., the cancer dialysis company, is a medical technology company focused on the treatment of patients with metastatic cancer. The company's lead product, the Viatar® Therapeutic Oncopheresis System, removes circulating tumor cells from whole blood using label-free cross-flow filtration. Pending regulatory approval targeted for 2017, it will be used as a periodic therapy to improve overall survival for a wide range of solid tumor types such as lung, breast, colon, prostate and gastric cancers. This proprietary technology also powers the company's liquid biopsy products, which are collection systems for use by genetic testing companies, researchers and medical oncologists that provide a greater quantity and purity of circulating tumor cells for their molecular analysis and personalized medicine objectives.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC.

For More Information:

For Viatar CTC Solutions:
Ilan Reich
Chairman & CEO
ilan.reich@viatarctcsolutions.com

Investor Contact:
Stephanie Prince
PCG Advisory Group
646.762.4518
Sprince@pcgadvisory.com

Media Contact:
Sean Leous

PCG Advisory Group
646.863.8998
Sleous@pcgadvisory.com